Exhibit 99.3

[LETTERHEAD OF VISION-SCIENCES]

September 30, 2011

Via FedEx

Lewis C. Pell
40 Ramland Road South
Orangeburg, NY 10962

Re:           Extension of Warrants

Dear Mr. Pell,

Reference is made to (a) that certain Common Stock Purchase Warrant, dated November 9, 2009, by Vision-Sciences, Inc. (the “Company”) to you for the purchase of 272,727 shares of common stock of the Company, (b) that certain Common Stock Purchase Warrant, dated November 9, 2009 (collectively with the Warrant referenced in clause (a), the “Warrants”), by the Company to you for the purchase of 378,788 shares of Common Stock of the Company and (c) that certain Amended and Restated Revolving Loan Agreement, dated as of the date hereof (the “Loan Agreement”), between you and the Company.

In consideration for your entry into the Loan Agreement, including without limitation your extension of credit thereunder, the Company agrees that the period during which the Warrants may be exercised is hereby extended to the later of (i) the close of business on the five year anniversary of the date hereof or (ii) the date that is one (1) year following the termination of the Loan Agreement and repayment of all amounts due and payable thereunder.

Yours very truly, VISION-SCIENCES, INC. By: /s/ Katherine Wolf Name: Katherine Wolf Title: Chief Financial Officer & Executive Vice President, Corporate Development